Exhibit 3.1

AMENDMENT NO. 6 TO
LIQUIDATION TRUST AGREEMENT

This Amendment No. 6 to Liquidation Trust Agreement (this “Amendment”) is executed on October 17, 2025 (the “Execution Date”) and shall be effective as of February 15, 2019 (the “Effective Date”) by Michael Goldberg, solely in his capacity as Liquidation Trustee (the “Liquidation Trustee”) of the Woodbridge Liquidation Trust, a Delaware statutory trust (the “Liquidation Trust”), to amend the Liquidation Trust Agreement dated as of February 15, 2019 by and among the entities listed as “Debtors” on the signature pages thereto, the Liquidation Trustee, and Wilmington Trust, National Association, as Delaware Trustee (as amended, the “Trust Agreement”).  Capitalized terms used in this Amendment without definition herein shall be deemed to have the meaning given to such terms in the Trust Agreement or incorporated therein.

RECITALS

A.          Section 12.10 of the Trust Agreement provides that the Trust Agreement may be amended from time to time by a written instrument signed by the Liquidation Trustee provided that (i) such amendment shall require the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board and (ii) any such amendment that would adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such shall require the consent of each such adversely and disproportionately affected Beneficiary and any such amendment that affects the Delaware Trustee’s duties, obligations, rights, privileges or protections under the Trust Agreement shall require the written consent of the Delaware Trustee.

B.          This Amendment, a written instrument signed by the Liquidation Trustee, has received the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board.  This Amendment does not adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such and does not affect any duties obligations, rights, privileges or protections of the Delaware Trustee.

C.           The purpose of this Amendment is to more precisely conform the Trust Agreement to the original intent, as reflected in Section VIII.A. of the Disclosure Statement filed in the Bankruptcy Cases, that “[t]he Liquidation Trust is intended to qualify as a liquidation trust for federal income tax purposes,” and “has been structured with the intention of complying with” the criteria specified in Revenue Procedure 94-45, which is consistent with the Liquidation Trust’s actual operations since its inception.

D.           Effective as of February 15, 2019, the Liquidation Trustee now wishes to amend the Trust Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, as of the Effective Date, the Liquidation Trust Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold underlined text (indicated textually in the same manner as the following example: bold underlined text) as set forth below:

1.            Amendment of Section 5.7.  Section 5.7 is hereby amended to read in full as follows:

5.7          Compliance with Laws. Any and all distributions of Liquidation Trust Assets shall be in compliance with applicable laws. Without limiting the generality of the foregoing, the Liquidation Trustee shall make distributions from the Liquidation Trust at least annually to the Liquidation Trust Beneficiaries from all net cash income and all other cash received by the Liquidation Trust; provided, however, that the Liquidation Trustee may, to the extent consistent with Revenue Procedure 94-45, 1994-2 C.B. 684, modifying and amplifying Revenue Procedure 82-58, 1982-2 C.B. 847, ~~as amplified by~~and Revenue Procedure 91-15, 1991-1 C.B. 484, retain ~~such~~an amount~~s~~ of net proceeds or net income (a) as ~~are~~ reasonably necessary to meet claims and contingent liabilities (including disputed claims) and to maintain the value of the Liquidation Trust Assets during the term of the Liquidation Trust, (b) to pay reasonable administrative expenses including, without limitation, the compensation and the reimbursement of reasonable, actual and necessary costs, fees (including attorneys’ fees) and expenses of the Liquidation Trustee and the Delaware Trustee in connection with the performance of their duties in connection with this Agreement and any amounts owed to the Liquidation Trustee and the Delaware Trustee pursuant to Sections 7.3 and 11.3 hereof, and (c) to satisfy all other liabilities incurred or assumed by the Liquidation Trust (or to which the Liquidation Trust Assets are otherwise subject) in accordance with the Plan and this Agreement.

2.            Amendment of Section 10.2.  Section 10.2 is hereby amended to read in full as follows:

10.2      Termination of the Liquidation Trust. The Liquidation Trustee and the Liquidation Trust shall be discharged or terminated, as the case may be, at such time as: (a) the Liquidation Trustee determines that the pursuit of additional Liquidation Trust Actions is not likely to yield sufficient additional proceeds to justify further pursuit of such Liquidation Trust Actions and (b) all distributions required to be made by the Liquidation Trustee to the holders of Allowed Claims and to the Liquidation Trust Beneficiaries under the Plan and this Agreement have been made, but in no event shall the Liquidation Trust be terminated later than five (5) years from the Effective Date, except that ~~unless~~ the term of the Liquidation Trust may be extended for a finite period by order of the Bankruptcy Court issued within the six months preceding the beginning of the extended term and upon a finding by the Bankruptcy Court that the extension~~, upon motion made within the six-month period before such fifth anniversary (and, in the event of further extension, by order of the Bankruptcy Court, upon motion made at least six (6) months before the end of the preceding extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, unless a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidation Trust as a liquidating trust for federal income tax purposes)~~ is necessary to facilitate or complete the recovery on, and liquidation of, the Liquidation Trust Assets; provided however, that any such extension may not exceed a total of three (3) years (together with any prior extensions) unless a favorable letter ruling is obtained from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidation Trust as a liquidating trust under Treasury Regulation Section 301.7701-4(d). The Liquidation Trust may not be terminated at any time by the Liquidation Trust Beneficiaries. Upon termination of the Liquidation Trust, any remaining Liquidation Trust Assets that exceed the amounts required to be paid under the Plan may be transferred by the Liquidation Trustee to the American Bankruptcy Institute Endowment Fund. The Liquidation Trustee shall promptly provide the Delaware Trustee notice of any such extension granted pursuant to this Section 10.2.

3.            Amendment of Section. 12.9.  Section 12.9 is hereby amended to read in full as follows:

12.9       Intention of Parties to Establish Grantor Liquidation Trust. This Agreement is intended to create a grantor trust for United States federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a grantor trust. Consistent with Revenue Procedure 94-45, 1994-2 C.B. 684, modifying and amplifying Revenue Procedure 82-58, 1982-2 C.B. 847, ~~as amplified by~~ and Revenue Procedure 91-15, 1991-1 C.B. 484, the Liquidation Trust shall be treated as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and as a grantor trust pursuant to Sections 671-677 of the Internal Revenue Code of 1986 as amended. As such, for federal income tax purposes, the Liquidation Trust Beneficiaries will be treated as both the grantors and the deemed owners of the Liquidation Trust.

4.           Full Force and Effect.  Except as amended in this Amendment, the Trust Agreement shall remain in full force and effect.  Unless the context otherwise requires, any other document or agreement that refers to the Trust Agreement shall be deemed to refer to the Trust Agreement, giving effect to this Amendment (and any other amendments to the Trust Agreement made from time to time pursuant to its terms).

5.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the successor(s) and assign(s) of the party hereto.

6.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the Execution Date.

/s/ Michael Goldberg
Michael Goldberg, solely in his capacity as Liquidation Trustee under the Trust Agreement

[SIGNATURE PAGE TO AMENDMENT NO. 6 TO
LIQUIDATION TRUST AGREEMENT OF WOODBRIDGE LIQUIDATION TRUST]